Exhibit 99.1

500 Glenpointe Centre West

Teaneck, NJ 07666

CONTACT: Gordon Coburn

Chief Financial Officer
201-678-2712

FOR IMMEDIATE RELEASE

Investors: Ian Bailey/Peter Schmidt

Press:          Brian Maddox/Scot Hoffman

Financial Dynamics

212-850-5600

shoffman@fd-us.com

COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD FIRST QUARTER 2005 RESULTS

Revenue & EPS Exceed Expectations;

Raises Anticipated Growth Outlook For 2005

Teaneck, NJ – April 27, 2005 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the first quarter ended March 31, 2005.

Highlights – First Quarter 2005

•	Quarterly revenue increased to $181.7 million, up 52% from the year-ago quarter

•	Net income increased to $32.0 million, up 62% from the year-ago quarter

•	Diluted quarterly EPS of $0.22 compared to $0.14 in the year-ago quarter (on a split-adjusted basis).

Revenue for the first quarter increased to $181.7 million, up 52% from $119.7 million in the first quarter of 2004. Net income for the first quarter increased to $32.0 million, or $0.22 per diluted share compared to $19.8 million or $0.14 per diluted share (on a split-adjusted basis) in the first quarter of 2004. Operating margin for the quarter increased to 20.5%, compared to 19.8% in the first quarter of 2004.

“We are pleased to report that Cognizant has delivered another quarter of strong financial results, driven by continued demand for premium IT solutions from our onsite/offshore model,” said Lakshmi Narayanan, President and CEO of Cognizant. “Our ability to offer comprehensive business-aligned IT solutions, coupled with our vertical industry expertise, resulted in Cognizant not only expanding upon existing client relationships, but also winning new strategic clients across a range of industries including financial services, healthcare and retail/manufacturing/logistics. Cognizant will continue to invest in the development of additional best-of-breed service offerings, enhancing our ability to meet existing and potential clients’ growing demand for a strategic partner that can manage a broad range of increasingly complex projects. We believe this will provide a solid platform for the Company’s future growth.”

Cognizant added over 1,700 associates in the first quarter, ending the quarter with approximately 17,000 employees. The Company also completed its acquisition of the IT consultancy Fathom in mid-April, strengthening its telecommunications vertical practice.

2005 Outlook – Second Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Second quarter 2005 revenue anticipated to be at least $206 million, including an expected contribution from Fathom of approximately $6 million

•	Second quarter 2005 expected diluted EPS of $0.23

•	Fiscal 2005 revenue anticipated to be at least $870 million, including an expected contribution from Fathom of approximately $20 million

•	Fiscal 2005 diluted EPS of approximately $0.99

•	Total headcount by end of Fiscal 2005 expected to reach 23,000

“Demand for Cognizant’s services remains strong as we experience healthy interest for a broad range of offerings across all of our key verticals,” said Gordon Coburn, Chief Financial Officer of Cognizant. “Our ongoing investment in physical and intellectual infrastructure continues to result in industry-leading performance. Based on our continued success in winning new strategic clients and penetrating our existing relationships, combined with the positive demand environment, we have increased our revenue, earnings, and headcount expectations for Fiscal 2005.”

Conference Call

Cognizant will host a conference call on April 27th, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “5629978” from two hours after the end of the call until 11:59 p.m. (ET) on May 5, 2005.

About Cognizant Technology Solutions

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 17,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor. Cognizant was recently named to the NASDAQ-100 Index, recognized as Forbes’ Best Small Company in America for the second consecutive year, and ranked as the top information technology company in BusinessWeek’s Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Revenues	$181,681	$119,744

Cost of revenues	97,994	65,010

Gross profit	83,687	54,734

Selling, general and administrative expenses	41,410	27,182

Depreciation and amortization expense	5,090	3,865

Income from operations	37,187	23,687

Other income (expense):
Interest income	1,840	840
Other income / (expense), net	(124)	301

Total other income / (expense)	1,716	1,141

Income before provision for income taxes	38,903	24,828

Provision for income taxes	6,925	5,040

Net income	$31,978	$19,788

Basic earnings per share (1)	$0.24	$0.15

Diluted earnings per share (1)	$0.22	$0.14

Weighted average number of common shares outstanding	134,485	128,881

Weighted average number of common and dilutive shares outstanding	145,821	141,651

(1)	Reflects a 2-for-1 stock split effected by a 100% stock dividend paid on June 17, 2004.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	March 31,	December 31,
	2005	2004

Assets

Current Assets

Cash and cash equivalents (1)	$174,988	$199,296

Short-term investments (1)	139,406	115,465

Trade accounts receivable, net of allowances of $1,971 and $1,560, respectively	112,452	96,363

Unbilled accounts receivable	18,742	14,154

Deferred income tax assets	21,528	16,815

Other current assets	15,263	11,904

Total Current Assets	482,379	453,997

Property and equipment — net	94,638	90,705

Goodwill	9,684	9,701

Other Intangible assets — net	11,520	12,126

Other assets	6,626	6,216

Total Assets	$604,847	$572,745

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable	$13,107	$11,190

Accrued expenses and other liabilities	83,427	103,870

Total Current Liabilities	96,534	115,060

Deferred income tax liabilities	1,227	4,156

Total Liabilities	97,761	119,216

Stockholders’ Equity	507,086	453,529

Total Liabilities and Stockholders’ Equity	$604,847	$572,745

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(1)	In the first quarter, the Company began to classify its investment in auction-rate securities as short-term investments. These investments were included in cash and equivalents in previous periods ($94.15 million as of December 31, 2004), and such amounts have been reclassified in the accompanying financial statements to conform to the current period classification. This change in classification had no effect on the amounts of total current assets, total assets, net income or cash flow from operations of the Company.